SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 27, 2001
(Date of Report)
(Date of earliest event reported: September 24, 2001)

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, CA 94043
(Address of Principal Executive Offices)
(Zip Code)

(650) 944-6000

Registrant’s Telephone Number, Including Area Code

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

On September 24, 2001, Intuit Inc. (“Intuit”) announced that it had entered into an Asset Purchase Agreement with OMware, Inc. (“OMware”) pursuant to which Intuit will acquire substantially all of the assets of OMware. The agreement was signed on August 22, 2001.

OMware is a leading provider of construction management software solutions. Its flagship product, The Master Builder, helps construction companies handle accounting, estimating, job costing and project management. The Master Builder is available in two editions to serve the needs of both small and large construction companies. OMware will be operated as a separate business unit of Intuit, headquartered in Sebastopol, California. Following completion of the proposed acquisition, Dan Smith, OMware’s founder and Chief Executive Officer, is expected to become a Vice President at Intuit, reporting to Intuit’s President and Chief Executive Officer. It is anticipated that following the acquisition almost all of OMware’s employees will be offered positions with Intuit.

Under the terms of the agreement, Intuit will acquire substantially all of the assets of OMware for up to approximately $42 million in Intuit stock, with $34 million to be paid at the closing of the transaction, and up to $8 million to be issued contingent upon the achievement of certain future performance objectives by the business unit. Pursuant to separate agreements, Intuit will pay up to $2 million in cash over two years as part of a senior management performance program.

The number of shares of Intuit common stock to be exchanged for each OMware share will be determined according to a formula agreed to by both parties. The transaction has been approved by the boards of both Intuit and OMware and is expected to close in November 2001, subject to various conditions, including approval of OMware’s shareholders and customary regulatory and other approvals.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2001		INTUIT INC.

	By:	/s/ Greg Santora

Greg Santora Senior Vice President and Chief Financial Officer

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